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                                                                   EXHIBIT 10.11

                  BUSINESS RELATIONSHIP RESTRUCTURING AGREEMENT


         This Business Relationship Restructuring Agreement (this "Agreement") is made and entered into as of March 26, 2002, by and between MAII Holdings, Inc., a Texas corporation (the "Company"), and Christie S. Tyler ("Tyler"). The Company and Tyler are sometimes each referred to herein as a "Party", and collectively as the "Parties".

                                   WITNESSETH:


         WHEREAS, MAII and Tyler are parties to certain agreements involving Tyler's business relationship with the Company; and

         WHEREAS, the Parties desire to restructure such business relationship to the extent provided herein;

         NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

         1. Amendments to Employment Agreement. The term of the Employment Agreement, dated as of January 12, 2001 between the Parties is hereby extended until January 1, 2005. The Parties have executed and delivered an Employment Agreement, dated as of January 12, 2001 (the "Employment Agreement"). The Employment Agreement is amended as follows:

                  (a) The Term (as defined therein) is extended to January 1, 2005.

                  (b) The first paragraph of Section 7(b)(ii) shall be amended to read in its entirety as follows:

                           "If this Agreement is terminated pursuant to Section 7(a)(v) or 7(a)(vi), then, in addition to the Salary earned by Employee prior to the date of such termination, Employer shall pay to Employee a severance payment in an amount equal to the monthly installment of Employee's Salary then in effect multiplied by the lesser of: (1) the remaining months of the Term; or (2) twelve."

         2. Non-Qualified Stock Options Agreements. That certain Non-Qualified Stock Option Agreement, dated as of January 12, 2001, by and between the Parties, to purchase up to 166,667 shares of the Company's common stock (the "Common Stock"), shall remain in full force and effect as written. That certain Non-Qualified Stock Option Agreement, dated as of January 12, 2001, by and between the parties, to purchase up to 233,333 shares of Common Stock, is hereby terminated in its entirety and shall no longer be in force or effect.



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         3. Promissory Note and Stock Re-Purchase Agreement.

                  (a) The Parties entered into a Stock Purchase Agreement, dated as of February 1, 2001 (the "Stock Purchase Agreement"), pursuant to which, among other things, Tyler purchased 680,000 shares of Common Stock from the Company at a purchase price of $4.03 per share ($2,740,400 in the aggregate), with $2,739,040 of such purchase price being payable pursuant to the terms and provisions of a Promissory Note, dated as of February 1, 2001, issued by Tyler to the Company (the "Promissory Note"). The Stock Purchase Agreement further provided that if Tyler purchased shares of Common Stock from shareholders of the Company prior to April 12, 2000 (which date was orally amended from time to time by the Board of Directors of the Company), then Tyler could sell shares purchased under the Stock Purchase Agreement back to the Company at the price of $4.03 per share.

                  (b) As of the date hereof, Tyler is in dispute of his repayment obligations under the Promissory Note. In addition, as of the date hereof, Tyler has purchased an aggregate of 137,700 shares of Common Stock from other shareholders of the Company. Tyler is currently the owner of 4,981,955 ordinary shares (the "Sol6 Shares") of Solution 6 Holdings, Ltd ("Solution 6"), which Sol6 Shares are held in Tyler's brokerage account with BNP Paribas, Sydney, Australia (Account # 700307) (the "Brokerage Account"). The Sol6 Shares are subject to a margin loan (the "Margin Loan") of $AUD 1,815,364.05, and accrued but unpaid interest of $AUD 9,146.00. The Parties hereby agree that on or prior to May 15, 2002:

                           (i) Tyler will assign and transfer to the Company
                  2,012,582 of the Sol6 Shares (the "Transferred Shares"), free and clear of any liens, claims and encumbrances, including, without limitation, the Margin Loan.

                           (ii) Certificate No. C-2052, representing 680,000
                  shares of Common Stock, and currently held by the Company as collateral for payment of the Promissory Note, shall be cancelled and Tyler will be re-issued a certificate representing 266,667 shares of Common Stock.

                           (iii) The Promissory Note is hereby deemed to be
                  cancelled and paid as follows: (a) $800,001 of the principal amount of the Promissory Note shall be deemed to be paid by the delivery by Tyler to the Company of the Transferred Shares, at an agreed upon price of $ .3975 per Sol6 Share [i.e., AUS$.75 per share x .53 conversion rate], and at an agreed upon re-purchase price of $3.00 per share of Common Stock; (b) $554,931 of the principal amount of the Promissory Note shall be deemed to be reduced due to the purchase by Tyler of Common Stock from other shareholders of the Company as discussed in Section 3(a) above; and (c) the remaining $1,384,108 of the principal amount of, and all accrued but unpaid interest on, the Promissory Note shall be deemed to be canceled.

         4. Delivery of Other Shares. In addition to the Sol6 Shares, Tyler is currently holding 503,145 ordinary shares of Solution 6 (the "Held Shares") in the Brokerage Account on behalf of the Company. On or prior to May 15, 2002, Tyler will cause the Held Shares to be delivered to the Company, free and clear of all liens, claims and encumbrances.



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         5. Rescission. At the option of the Company, this Agreement may be rescinded by the Company and be of no further force or effect, and accordingly the Parties shall be deemed to be back in the exact circumstances as they were prior to the entering into his Agreement by the Parties, in the event that the transfer of the Transferred Shares in accordance with Section 3(b) above or the Held Shares in accordance with Section 4 above are not completed by the dates specified in Sections 3 and 4, respectively.

         6. Letter Agreement. The Letter Agreement, dated July 11, 2001, by and between the Parties is hereby terminated and is of no further force or effect.

         7. Other Agreements. Except as otherwise provided above, all other agreements and arrangements between the Parties and approved by the Board of Directors of the Company shall remain in full force and effect.

         8. Amendment and Assignment. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by all the parties hereto. This Agreement shall extend to and be binding upon each of the parties and their respective successors and assigns.

         9. Governing Law. This Agreement and the rights and obligations of the parties hereto, shall be governed, construed and enforced in accordance with the laws of the State of Texas.

         10. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same document.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                       MAII HOLDINGS, INC.



                                       By:      /s/ THOMAS A. MONTGOMERY
                                          --------------------------------------
                                          Thomas A. Montgomery,
                                          Chief Financial Officer



                                                /s/ CHRISTIE S. TYLER
                                       -----------------------------------------
                                       Christie S. Tyler



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